February 4, 2016

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

FHFA Membership Rule Strengthens System

On January 12, the Federal Housing Finance Agency (“FHFA”) announced its final rule on Federal Home Loan Bank membership, a ruling that strengthens the Federal Home Loan Bank System and reaffirms our Home Loan Bank model.

When the proposed rule was issued by FHFA in September 2014, our overriding concern was with the “ongoing mortgage asset test” requiring that all 7,200 members of the Federal Home Loan Bank System prove that they hold at least one percent of assets in home mortgage loans and for larger members to have at least 10 percent of assets in residential mortgage loans on an ongoing basis as a condition of remaining eligible for membership.

In our November 25, 2014 comment letter – one of more than 1,300 that the FHFA would receive on the proposed rule – we argued that such a test would risk the Bank’s role as a reliable and uninterrupted source of funding for its members. This was a position we shared with our members and the System’s stakeholders: nearly all of the 1,300 letters the FHFA received on the proposal called for the elimination of the asset test.

In 2015, the Bank weighed in on the “principal place of business” section of the proposed rule by submitting a second comment letter. The Bank stated our belief that an institution should have a strong actual nexus to the Federal Home Loan Bank District in which it is a member. We also believed that the proposal’s lack of clarification of a member’s principal place of business when determining Federal Home Loan Bank membership – and the resulting flurry of activity which saw institutions with principal place of business located within the District of one Federal Home Loan Bank joining another through the creation of mere conduits – put at risk the regional framework of the System, one its greatest strengths.

Throughout 2015, Bank management and Board members highlighted our concerns with the FHFA, policymakers, members and other stakeholders through in-person meetings, letters, speeches and the Bank’s monthly Report from the President. I am pleased to report that these efforts contributed to a final rulemaking which positively addressed the concerns raised by the Bank and helped produce a stronger Home Loan Bank membership regulation.

In its final rule, the FHFA has removed the proposed ongoing asset test, helping to ensure our reliability for our members. The FHFA also clarified how a member’s principal place of business should be determined in a manner that will retain the “home office” approach, and which going forward adds a requirement that an applicant must actually conduct business operations from its “home office” location. This should help ensure that each Home Loan Bank and its members share a local connection to the communities they serve, thereby maintaining the regional integrity of the System.

There is one section of the final rule that will generate some pushback: the FHFA has determined that captive insurance companies are not eligible to be members of the Federal Home Loan Bank System. The captives that were members of a Home Loan Bank on or before September 12, 2014 –the date of publication of the FHFA’s proposed rule – will be allowed to remain members for up to five years; captives added after this date will have up to one year after the effective date of the final membership rule – which is February 19, 2016 – to transition out of the System.

In 2015, we expanded our membership to include three captive insurance companies, all of which have local parent companies that are key contributors to housing finance within our District. Though this new member class accounts for less than one percent of our advances portfolio, in welcoming these institutions to our cooperative, we further diversified our membership and broadened our ability to support local housing opportunities. We will continue to work with these institutions in support of housing finance and community economic development as the rule allows.

When the FHFA announced its proposal, FHFA Director Mel Watt stated that “getting input and feedback from stakeholders is a crucial part of the FHFA’s policymaking process.” With more than 1,300 letters on the matter, the FHFA certainly received feedback. I commend the FHFA for listening to the System’s stakeholders. I thank all our members and housing partners for making your voices heard on this important matter. The resulting rule reaffirms our Home Loan Bank model: a dependable partner through all environments to a membership that shares a focus on and familiarity with the local communities we all serve.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.